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                                                                    EXHIBIT 99.1

           OPEN TEXT AND CENTRINITY ANNOUNCE COMPLETION OF ACQUISITION

Toronto, ON--Nov. 1, 2002--Open Text(TM)Corporation (Nasdaq: OTEX, TSX: OTC), provider of Livelink(R), the leading collaboration and knowledge management software for the global enterprise, and Centrinity Inc. (TSX: CTI) today announced the acquisition of all of the issued and outstanding shares of Centrinity for cash consideration of CDN $1.26 per share has been completed. The transaction was completed by way of an amalgamation of Centrinity with 3801853 Canada Inc., a wholly-owned subsidiary of Open Text. Shareholders of Centrinity approved the amalgamation at a meeting of shareholders held earlier today.

Centrinity has more than 8 million users of its FirstClass(R) Communications Platform, which is a cost-effective, highly scalable messaging and collaboration solution designed for business, government, educational institutions and service providers. FirstClass provides a unified mailbox that brings together a user's e-mail, voicemail and fax messages. Users, whether mobile or in the office, can access their mailbox from the device of their choice --a cell phone, telephone, computer or handheld device.

First Class customers will benefit from an enriched product enhancement path as technologies from OT are integrated into FirstClass. Centrinity's technology and expertise will enable Livelink(R) customers to integrate the previously disparate worlds of e-mail, voicemail and other unstructured content, and provide organizations with the ability to apply retention rules and compliance policies to the entire collection of corporate knowledge. Open Text has designed Livelink to capture information generated through online collaboration and preserve it in a company's knowledge base.

Technology from the two companies will accelerate the integration between voice and data conferencing capabilities in Livelink MeetingZone(TM).

Centrinity is based in Richmond Hill, Ontario, and has offices in the United Kingdom, Ireland and Sweden.

About Centrinity Inc.
Centrinity is a leading provider of cost-effective, highly scalable, feature-rich messaging and collaboration solutions to service providers, enterprises, governments, and learning organizations. Centrinity's award-winning software solutions are designed to enhance productivity and efficiency by simplifying and facilitating communications and information sharing for both individuals and groups of people working together. Centrinity is listed under the symbol `CTI' on the Toronto Stock Exchange. Website: www.centrinity.com.

About Livelink
Livelink is the leader in collaboration and knowledge management for the global enterprise. Its richly-featured enterprise services include virtual team collaboration, business process automation, enterprise group scheduling and information retrieval services, all tightly integrated


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into a solution that is easily customized and extended. Livelink is essential to the effective management and development of communities of interest that span organizations and industries. For everything from the creation of complex e-community relationships to the automation of simple e-business processes, Livelink delivers true dynamic collaboration between individuals, organizations and large trading communities. Livelink servers are fully Web-based and open-architected to ensure rapid deployment and easy access to its full functionality through a standard Web browser. For more information, visit www.opentext.com/livelink/

About Open Text
Since 1991, Open Text Corporation has delivered innovative software that brings people together to share knowledge, achieve excellence, deliver innovation, and enhance processes. Its legacy of innovation began with the successful deployment of the world's first search engine technology for the Internet. Today, as the leading global supplier of collaboration and knowledge management software for the enterprise, Open Text supports six million seats across 4,500 corporations in 31 countries and 12 languages throughout the world. As a publicly traded company, Open Text manages and maximizes its resources and relationships to ensure the success of great minds working together. For more information, visit www.opentext.com

    This press release may contain "forward-looking statements" relating to the proposed acquisition of Centrinity Inc. and the future performance of Open Text Corporation (the "Company"). Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or developments in the Company's business or its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (1) risks involved in the completion and integration of the acquisition; (2) expected cost savings from the acquisition may not be fully realized or realized within the expected time frame; (3) revenue of the combined company may be lower than expected; (4) the possibility of technical, logistical or planning issues in connection with deployments; (5) costs or difficulties related to obtaining regulatory approvals for completing the acquisition and, following the acquisition, the integration of the companies may be greater than expected; (6) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; and (7) changes may occur in the securities or capital markets. A more detailed discussion of these and other important risk factors can be found in the sections entitled "Business", "Quantitative and Qualitative Disclosure About Market Risk" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities regulatory authorities across Canada, including the Company's Report on Form 10-K for the fiscal year ended June 30, 2001. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and Open Text and Centrinity disavow and disclaim any obligation to do so.

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Copyright (C) 2002 by Open Text Corporation. LIVELINK, LIVELINK MEETINGZONE, and
OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

FirstClass is a registered trademark of a Centrinity Inc. subsidiary used under license. Centrinity and the Centrinity logo are trademarks of Centrinity Inc. All other trademarks are the property of their respective owners.

Greg Secord                                 Richard Maganini
Director, Investor Relations                Director, Media Relations
Open Text Corporation                       Open Text Corporation
+1-519-888-7111 ext.2408                    +1-847-267-9330 ext.4266
gsecord@opentext.com                        rmaganin@opentext.com
Jane Mowat                                  Margaret Williamson
Centrinity, Inc.                            Centrinity, Inc.
+1-905-762-6043                             +1-905-762-6234
jane_mowat@centrinity.com                   margaret_williamson@centrinity.com